Exhibit 99.1

    Gastar Exploration Announces Completion of LOR #4 Well in the
                          Knowles Formation

    HOUSTON--(BUSINESS WIRE)--Sept. 17, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today completion results for the Lone Oak Ranch (LOR) #4 horizontal Knowles Limestone well. The LOR #4 well was completed and is producing at a gross sales rate of approximately 8 MMCFD with 2,500 psi flowing tubing pressure. Gastar has a 50% working interest and an approximate 37.5% net revenue interest in the well.

    J. Russell Porter, Gastar's President and CEO, stated, "The LOR #4 is our first horizontal Knowles well, following a vertical Knowles well completion, the John Parker #3, earlier this year on our East Texas acreage. We believe that Gastar is the first operator to establish commercial Knowles production in East Texas. Now that we have had this initial success with a horizontal well, we plan to continue to develop the potential of this formation. The opportunity to develop the Knowles formation is an excellent addition to our deep Bossier play, due to its shallower depth, lower drilling costs and apparent attractive production rates."

    Gastar is currently drilling a deep Bossier well, the Wildman Trust #3 well, at an approximate depth of 8,200 feet. The Wildman Trust #3 well is located as an offset to Gastar's recently successful Donelson #3 Bossier well. Gastar has a 67% working interest in the well with Chesapeake Energy Corporation (NYSE:CHK) owning the remaining 33% working interest.

    About Gastar Exploration

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 3 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd.
             J. Russell Porter, Chief Executive Officer, 713-739-1800 rporter@gastar.com or
             DRG&E
             Lisa Elliott, 713-529-6600 (Investor Relations Counsel) lelliott@drg-e.com
             Anne Pearson, 713-529-6600 (Investor Relations Counsel) apearson@drg-e.com